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                                                                   EXHIBIT 10.45

                   Hawker Pacific Aerospace - 1999 Form 10-K
          Exhibit 10.45 - Description of $3 million Private Placement


DESCRIPTION OF OUR CAPITAL STOCK - SERIES C

In connection with the $3,000,000 financing, we issued 300 shares of 8% Series C Convertible preferred stock ("Series C") to Deephaven. The Series C is senior to the Series B and the common stock in dividends and liquidation. The Series C is convertible into common stock at fluctuating conversion rates, including rates that are below fair market value based upon a formula contained in the Certificate of Determination for the Series C.

Holders of the Series C may not convert their securities into shares of our common stock if after the conversion the holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by the holder on not less than 61 days' notice to Hawker.

The holders of the Series C may initially convert their stock at a fixed conversion price of $7.37 per share from December 10, 1999 through March 10, 2000. Beginning March 11, 2000, the Series C is convertible pursuant to the schedule set forth below. The variable conversion price means the product obtained by multiplying the discount rate and the average of the five lowest per share closing bid prices during the 30 trading days immediately preceding the applicable conversion date. The discount rate is 88% from March 11, 2000 through June 10, 2000; 84% from June 11, 2000 through October 10, 2000; and 80% after October 11, 2000.

Each holder of Series C may convert its shares according to the following schedule:
(1) from December 10, 1999 through March 10, 2000, the holder may convert its shares at $7.37, the fixed conversion price;

(2) from March 11, 2000 through April 10, 2000, the holder may convert up to 5% of its shares at the variable conversion price and the rest at $7.37;

(3) from April 11, 2000 through May 10, 2000, the holder may convert an additional 5% of its shares, or up to 10% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

(4) from May 11, 2000 through June 10, 2000, the holder may convert an additional 10% of its shares, or up to 20% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

(5) from June 11, 2000 through July 10, 2000, the holder may convert an additional 15% of its shares, or up to 35% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

(6) from July 11, 2000 through August 10, 2000, the holder may convert an additional 20% of its shares, or up to 55% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

(7) from August 11, 2000 through September 10, 2000, the holder may convert an additional 20% of its shares, or up to 75% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37;

(8) from September 11, 2000 through October 10, 2000, the holder may convert an additional 20% of its shares, or up to 95% if no shares were converted prior to such date, at the variable conversion price and the rest at $7.37; and

(9) from October 11, 2000, the holder may convert all its shares at the lower of $7.37 and the variable conversion price.
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Upon the request of any holder of Series C, we must redeem the Series C of that holder, and any underlying shares of common stock issued within 45 days of the occurrence of, among other things, the following events: (a) the SEC fails to declare effective the registration statement registering the shares of common stock underlying the Series C within 180 days of the issuance of the Series C;
(b) the SEC suspends the effectiveness of the registration statement for more than 10 days; (c) the common stock ceases to be listed on Nasdaq, NYSE, Amex or Nasdaq SmallCap Market; or (d) Hawker experiences a change of control or agrees to sell over 50% of its assets.

SELLING SHAREHOLDERS - DEEPHAVEN FINANCING

Deephaven purchased an aggregate of $3 million of 8% Series C Convertible preferred stock and warrants from Hawker in a private placement transaction which closed on December 10, 1999. As part of that private placement, Deephaven was issued preferred stock that may be converted into our common stock and warrants to acquire 125,000 shares of our common stock ("Deephaven Warrants"). The preferred stock and the Deephaven Warrants are described in more detail under "Description of Our Capital Stock." Holders of the preferred stock and the Deephaven Warrants may not convert their securities into shares of our common stock if after the conversion of all the outstanding Series C preferred stock and the Deephaven Warrants the holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by the holder on not less than 61 days' notice to Hawker. Since the number of shares of our common stock issuable upon conversion of the preferred stock will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the preferred stock, and consequently the number of shares of our common stock that will be beneficially owned by Deephaven, cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Deephaven. If there is a decline in the share price of the common stock which requires us to issue over 1,433,881 shares of common stock if Deephaven converted its shares of preferred stock, we would be required to file another registration statement to register that number of shares which are over 1,433,881. The number of shares of our common stock listed in the table below as being beneficially owned by Deephaven includes the shares of our common stock that are issuable to them, subject to the 4.999% limitation, upon conversion of their preferred stock and exercise of the Deephaven Warrants. However, the 4.999% limitation would not prevent Deephaven from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the preferred stock and acquisitions and sales under the warrants.

In connection with the financing by Deephaven, warrants to purchase 50,000 shares of our common stock at $2.85 per share ("Brighton Warrants") were issued to Brighton Capital, Ltd., which underlying shares of common stock are being registered in this prospectus. Although the trading price of our common stock on the closing date of the financing with Deephaven was $7.37, on the date we became contractually obligated to issue warrants to Brighton, the trading price of our common stock was $2.85.